Exhibit 4.23

THIS NOTE WAS ISSUED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") PURSUANT TO REGULATION S UNDER THE SECURITIES ACT. ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE SECURITIES ACT.

BOSTON CARRIERS, INC.

July 1, 2016 $250,000

10.75% CONVERTIBLE PROMISSORY NOTE

Boston Carriers, Inc., a Marshall Islands corporation (the "**Company**"), for value received, hereby promises to pay to the order of Longview Properties Ltd., a Marshall Islands company (the "**Holder**"), the principal sum of two hundred and fifty thousand Dollars ($250,000) (the "**Note**"). This Note is issued pursuant to that certain securities purchase agreement of even date herewith, entered into by and between the Company and the Holder (the "**Purchase Agreement**"). Defined terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement. In the event of a conflict between the terms of this Note and the terms of the Purchase Agreement, the terms of this Note shall control.

1. <u>Payments; Prepayment.</u>

(a) **Payments.** This Note is issued on July 1, 2016 (the "**Closing Date**"). Interest payable on the outstanding principal of this Note shall accrue from the Closing Date at a rate equal to 10.75% subject to adjustment as provided herein (the "**Interest Rate**") and be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months. Except as provided elsewhere in this Section 1, the principal and the Embedded Interest Liability of this Note (collectively, the "**Principal**") shall be payable on or before June 30, 2026 (the "**Maturity Date**"). On the first business day following the Maturity Date, sent by overnight courier or registered mail, the Holder shall receive payment of the outstanding Principal. All payments in respect of the Principal shall be made in cash in U.S. dollars and in immediately available funds. Embedded Interest Liability means the principal sum of the Note, multiplied by the product of (i) the applicable Interest Rate, and (ii) the number of whole years between the Closing Date and the Maturity Date.

(b) **Credit Risk Adjustment**. Notwithstanding any other provision, the Interest Rate shall adjust upward by 98.45 basis points for each amount, if any, equal to $0.05 (the "**Adjustment Factor**"), or any portion thereof that the volume weighted average price of the Common Shares on any Trading Day following the Closing Date (the "**Measuring Metric**") is below $0.85 per Common Share (the "**Minimum Triggering Level**"). The Interest Rate shall adjust downward by 98.45 basis points for each amount, if any, equal to the **Adjustment Factor** that the **Measuring Metric** is $1.15 per Common Share (the "**Maximum Triggering Level**").

(c) **Voluntary Prepayment**. The Principal of this Note may be prepaid by the Company, in whole or in part, without penalty, at any time. Upon any prepayment of a portion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note which shall not have been paid.

2. **Conversion into Common Shares**.

(a) **Voluntary Conversion**. Subject to and upon compliance with the provisions of Sections 3(c) through 3(d) of this Note, at any time while this Note is outstanding, the Holder shall have the right, at its option, to convert all or a part of the Principal (including the Embedded Interest Liability calculated using the applicable adjusted Interest Rate at the date of each Conversion Notice), and receive as payment of the Principal Common Shares valued at the 70% of the single lowest closing bid price per Common Share (as reported by OTC Markets Group Inc. in its "OTC Pink" marketplace or, if not reported in such marketplace, then in any other applicable marketplace of OTC Markets Group Inc.) on each day during the period beginning 30 Trading Days prior to the date of each Conversion Notice, and ending 30 Trading Days after the later of. such date or when all applicable Common Shares have actually been received into Holder's designated brokerage account in electronic form and fully cleared for trading.

(b) **Reduction of Principal**. The Principal due hereunder shall automatically be reduced by the amount of Principal that has previously been paid in Common Shares pursuant to Section 2(a) hereof.

(c) **Conversion Mechanics.** In order to exercise its voluntary conversion rights pursuant to Section 2 of this Note, the Holder shall deliver a written notice of election to receive payment in Common Shares as provided by section 2 (b) by sending his request by overnight courier or registered mail substantially as set forth on **Exhibit A** hereto (the "**Conversion Notice**") setting forth the amount of Principal the Holder is electing to receive payment in shares, duly completed and signed, to the Company. Each election shall be deemed to have been effected immediately prior to the close of business on the first business day following the date that the Conversion Notice is sent to the Company (the "**Conversion Date**"), and the Holder shall be deemed to have become the holder of record of the Common Shares at such time and on such date.

(d) **Delivery of Certificate(s).** As promptly as practicable after delivery by the Holder of the Conversion Notice and in any event within two (2) Business Days after such delivery, the Company shall issue and deliver to the Holder a certificate or certificates for the number of Common Shares. In the event that less than the total Principal remaining under this Note is converted pursuant to this Section 2 and if requested by the Holder, the Company shall, simultaneously with the issuance of certificates for the Common Shares issuable upon conversion of all or part of this Note, cause the Company to issue and deliver to the Holder (or in accordance with the instructions of the Holder) a new Note for the balance of the Principal not so converted. All Common Shares delivered upon conversion of all or part of this Note will upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(e) **Fractional Shares**. No fractional Common Shares shall be issued upon conversion of all or part of this Note. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share.

(f) **Share Splits.** If the Company at any time on or after the Closing Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the applicable Adjustment Factor, Maximum Triggering Level, Minimum Triggering Level, and other share based metrics in effect immediately prior to such subdivision will be proportionately reduced and the number of Common Shares issuable will be proportionately increased. If the Company at any time on or after such Issuance Date combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares, the applicable Adjustment Factor, Maximum Triggering Level, Minimum Triggering Level, and other share based metrics in effect immediately prior to such combination will be proportionately increased and the number of Common Shares will be proportionately decreased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) **Trading Market Limitations.** Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Company issue upon conversion of or otherwise pursuant to this Note more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the "Maximum Share Amount"), which shall be 4.99% of the total shares outstanding on the Closing Date, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof.

3. **Covenants of Company**

The Company covenants and agrees that, so long as any principal of this Note shall remain unpaid, unless the Holder shall otherwise consent in writing, it will comply with the following terms:

(a) **Compliance with Laws.** The Company will comply, in all material respects with all applicable laws, rules, regulations and orders, except to the extent that noncompliance would not have a material adverse effect upon the business, operations or financial condition of the Company taken as a whole.

(b) **Preservation of Existence.** The Company will maintain and preserve, and cause each subsidiary, if any, to maintain and preserve, its existence, and become or remain duly qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, operations or financial condition of the Company, taken as a whole.

(c) **Maintenance of Properties.** The Company will maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any forfeiture or material loss thereof or thereunder.

(d) **Keeping of Records and Books of Account.** The Company will keep adequate records and books of account, with complete entries made in accordance with generally accepted accounting principles, reflecting all of its financial and other business transactions.

4. **Events of Default and Remedies**

(a) Any one or more of the following events which shall have occurred and be continuing shall constitute an event of default ("**Event of Default**"):

(i) The Company or any subsidiary (A) shall institute any proceeding or voluntary case seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for such the Company or any subsidiary or for any substantial part of its property, or shall consent to the commencement against it of such a proceeding or case, or shall file an answer in any such case or proceeding commenced against it consenting to or acquiescing in the commencement of such case or proceeding, or shall consent to or acquiesce in the appointment of such a receiver, trustee, custodian or similar official; (B) shall be unable to pay its debts as such debts become due, or shall admit in writing its inability to apply its debts generally; (C) shall make a general assignment for the benefit of creditors; or (D) shall take any action to authorize or effect any of the actions set forth above in this subsection 4(a)(i);

(ii) Any proceeding shall be instituted against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Company or for any substantial part of its property, and either such proceeding shall not have been dismissed or shall not have been stayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of any order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

(iii) The Company shall fail to pay the any part of the Principal when due hereunder;

(b) If an Event of Default described above has occurred, then the Holder may, without further notice to the Company, declare the principal amount of this Note at the time outstanding, and all other amounts payable under this Note to be forthwith due and payable, whereupon such principal and all such amounts shall become and be forthwith due and payable.

(c) The Company covenants that in case the Principal of the Note becomes due and payable by declaration or otherwise, then the Company will pay in cash to the Holder of this Note, the whole amount that then shall have become due and payable on this Note for Principal. In case the Company shall fail forthwith to pay such amount, the Holder may commence an action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree against Company or other obligor upon this Note, wherever situated, the monies adjudicated or decreed to be payable.

5. **Miscellaneous**

(a) This Note has been issued by the Company pursuant to authorization of the Board of Directors of the Company.

(b) The Company may consider and treat the party in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. Subject to the limitations herein stated, the registered owner of this Note shall have the right to transfer this Note by assignment, and the transferee thereof shall, upon his registration as owner of this Note, become vested with all the powers and rights of the transferor. Registration of any new owners shall take place upon presentation of this Note to the Company at its principal offices, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

(c) Payments of Principal shall be made as specified above to the registered owner of this Note.

(d) Except in its capacity as a holder of shares of Common Stock, the Holder shall not, by virtue, hereof, be entitled to any rights of a shareholder in the Company, whether at law or in equity, and the rights of the Holder are limited to those expressed in this Note.

(e) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Company shall execute and deliver a new Note of like tenor and date.

(f) This Note shall be construed and enforced in accordance with the laws of the State of Texas.

The Company (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the courts (both state and federal) located in Dallas County, Texas, for the purposes of any suit, action or proceeding arising out of or relating to this Note or the transactions contemplated hereby, and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. **THE COMPANY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS NOTE.**

(g) No provision of this Note may be waived or amended, except in a written instrument signed, in the case of an amendment, by the Company and the Holder, or in the case of a waiver, by the Holder.

(h) The Company hereby covenants and agrees that the Company will not avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(i) No remedy conferred in this Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise. Nothing contained in this Note shall be construed to extend any payment date or the Maturity Date or require any notice for payment on the Maturity Date or any other payment date.

(j) If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officers.

BOSTON CARRIERS, INC.

By:______________________
Antonios Bertsos ,
Chief Executive Officer

EXHIBIT A
<u>CONVERSION NOTICE</u>
(To be executed by the Holder in order to convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $_______________ of the principal amount of the Note dated July 1, 2016, into Shares of Common Stock of **Boston Carriers, Inc.**, according to the conditions stated therein, as of the Date specified below.

Date of Conversion:	____________________
Principal amount:	$____________________
Relevant Interest Rate (subject to adjustment)	____________________
Embedded Interest Liability on the principal amount converted:	$____________________
Total amount to be converted:	$____________________
Conversion price per share :	$____________________
Minimum Number of shares of Common Stock to be issued for conversion:	____________________
Share of Common Stock previously delivered under this conversion:	____________________
Shares of Common stock to be issued now due to the 4.99% blocker:	____________________
Amount of Note Unconverted after all shares are issued under this conversion:	$____________________

Please issue the shares of Common Stock in the following name and to the following address:

Receiving Broker:	____________________
DTC#:	____________________
Account:	____________________
Account name:	____________________

Authorized Signature:	____________________
Name:	____________________
Title:	____________________